Exhibit 99.1

ONCOCYTE CORPORATION

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INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of OncoCyte Corporation

We have audited the accompanying statement of assets acquired and liabilities assumed of Insight Genetics, Inc. as of January 31, 2020, and the related notes.

Management’s Responsibility for the Statement of Assets Acquired and Liabilities Assumed

Management is responsible for the preparation and fair presentation of this statement of assets acquired and liabilities assumed in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of a statement of assets acquired and liabilities assumed that is free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this statement of assets acquired and liabilities assumed based on our audit. We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets acquired and liabilities assumed is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of assets acquired and liabilities assumed. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of assets acquired and liabilities assumed, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of assets acquired and liabilities assumed in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of assets acquired and liabilities assumed.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of assets acquired and liabilities assumed referred to above presents fairly, in all material respects, the assets acquired and liabilities assumed of Insight Genetics, Inc. as of January 31, 2020, in conformity with U.S. generally accepted accounting principles.

Emphasis of Matter

As described in Note 2, the statement of assets acquired and liabilities assumed has been prepared for the purpose of OncoCyte Corporation’s complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Form 8-K/A of OncoCyte Corporation in connection with OncoCyte Corporation’s acquisition of Insight Genetics, Inc., and is not intended to be a complete presentation of Insight Genetics, Inc.’s assets and liabilities. Our opinion is not modified with respect to this matter.

/s/ OUM & Co LLP

San Francisco, California
March 17, 2020

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ONCOCYTE CORPORATION

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AT FAIR VALUE

AS OF JANUARY 31, 2020

(IN THOUSANDS)

Assets acquired:
Cash and cash equivalents	$36
Accounts receivable and other current assets	42
Right-of-use assets, machinery and equipment	585
Long-lived intangible assets – customer relationships	440
Acquired in-process research and development	14,650
Goodwill	9,187

Total assets acquired	$24,940

Liabilities assumed:
Accounts payable	$61
Right-of-use liabilities – operating lease	495
Contingent consideration transferred	11,130
Long-term deferred income tax liability	1,254

Total liabilities assumed	12,940

Net assets acquired	$12,000

See accompanying notes to the Statement of Assets Acquired and Liabilities Assumed.

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ONCOCYTE CORPORATION

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

1. Background and Principal Terms of the Acquisition of Insight Genetics, Inc.

OncoCyte Corporation (“Oncocyte”), a California corporation, is a molecular diagnostics company whose mission is to provide actionable answers at critical decision points during the course of lung cancer care, with the goal of improving patient outcomes by accelerating and optimizing diagnosis and treatment. Oncocyte’s first product for commercial release is DetermaRx™, a proprietary treatment stratification test that identifies which patients with early stage non-small cell lung cancer may benefit from chemotherapy, resulting in a significantly higher, five-year survival rate. Oncocyte is also developing DetermaDx™, as a proprietary non-invasive blood test using molecular markers to determine whether lung nodules detected through imaging are unlikely to be malignant, with the goal of reducing the number of unnecessary invasive and expensive diagnostic biopsy procedures.

On January 31, 2020 (the “Merger Date”), Oncocyte completed its acquisition of Insight Genetics, Inc. (“Insight”), pursuant to a previously announced Agreement and Plan of Merger, dated as of January 10, 2020 (the “Merger Agreement”), pursuant to which a newly incorporated wholly-owned subsidiary of Oncocyte (“Merger Sub”) merged with and into Insight such that the separate existence of Merger Sub ceased and Insight survived as a wholly owned subsidiary of Oncocyte (the “Merger”).

Prior to the Merger, Insight was a privately-held company specializing in the discovery, development and commercialization of two cancer diagnostic tests: an Immuno-Oncology Assay (referred to as the “DetermaIO™ Assay”), a multi-gene molecular diagnostic test under development for use in determining the likely effectiveness of immunotherapy in certain cancers, including lung cancer; and a multi-gene, molecular diagnostic test under development that detects specific cancer biomarkers in triple negative breast cancer (“ the TNBC Assay”). Oncocyte entered into the Merger Agreement to acquire Insight’s technology and pharma service offerings as further discussed below. Insight has a CLIA-certified diagnostic laboratory with the capacity to support clinical trials or assay design on certain commercially available analytic platforms that may be used to develop additional diagnostic tests. Insight has also performed assay development and clinical testing for pharmaceutical and biotechnology companies (see Note 3).

Merger Closing Consideration

Under the terms of the Merger Agreement, Oncocyte agreed to pay $7 million in cash and $5 million of Oncocyte common stock (the “Merger Closing Consideration”), subject to a holdback for indemnity claims not to exceed ten percent of the total Merger Consideration. On the Merger Date, Oncocyte delivered approximately $11.4 million in Merger Closing Consideration, consisting of $6.4 million in cash, which was net of a $0.6 million cash holdback, and 1.9 million shares of Oncocyte common stock, which includes the stock holdback shares discussed below, valued at $5 million, based on the average closing price of Oncocyte common stock on the NYSE American during the five trading days immediately preceding the date of the Merger Agreement (see Note 3). The parties agreed to holdback $0.6 million in cash (“Cash Holdback”) and approximately 0.2 million shares of Oncocyte common stock (“Stock Holdback”) through December 31, 2020, in the event that Oncocyte has indemnity claims. The Cash Holdback is classified as a liability because the cash was retained by Oncocyte and will be settled and released after the holdback period, less any indemnity claims made by Oncocyte (see Note 3). The Stock Holdback shares are considered to be issued and outstanding shares of Oncocyte common stock as of the Merger Date but were placed in an escrow account and will be released from escrow after the holdback period, less any shares that may be returned to Oncocyte on account of any indemnity claims. The Stock Holdback shares are not classified as a liability because those shares are issued and outstanding common stock held by the escrow agent as of the Merger Date (see Note 3).

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Milestone Payments (Milestone Contingent Consideration)

In addition to the Merger Closing Consideration, Oncocyte may also pay contingent consideration of up to $6.0 million in any combination of cash or shares of Oncocyte common stock if certain milestones are achieved (the “Milestone Contingent Consideration”), which consist of (i) a $1.5 million clinical trial completion and data publication milestone, (ii) $3.0 million for an affirmative final local coverage determination from Centers for Medicare and Medicaid Services (“CMS”) for a specified lung cancer test, and (iii) up to $1.5 million for achieving certain CMS reimbursement milestones (see Note 3).

Revenue Share (Royalty Contingent Consideration)

As additional consideration for Insight’s shareholders, the Merger Agreement provides for Oncocyte to pay a revenue share of not more than ten percent of net collected revenues for current Insight pharma service offerings over a period of ten years, and a tiered revenue share percentage of net collected revenues through the end of the technology lifecycle if certain new cancer tests are developed and commercialized using Insight technology (the “Royalty Contingent Consideration”) (see Note 3).

The Milestone Contingent Consideration and the Royalty Contingent Consideration are collectively referred to as the “Contingent Consideration”. The Merger Closing Consideration and the Contingent Consideration are collectively referred to as the “Aggregate Merger Consideration”.

Registration Rights

Pursuant to the Merger Agreement, Oncocyte agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, and to use reasonable efforts to register the resale of the shares of common stock issued in connection with the Merger within six months following the closing.

Workforce

In connection with the closing of the Merger, Oncocyte did not assume sponsorship of the Insight Equity Incentive Plan. Accordingly, the Insight Equity Incentive Plan, and all related stock options to purchase shares of Insight common stock outstanding immediately prior to the Merger, were canceled on the Merger Date for no consideration. At the Merger Date, all of Insight’s employees ceased employment with Insight. Oncocyte offered employment agreements to certain of those former Insight employees, principally in laboratory roles and certain administrative roles (“New Oncocyte Employees”), and granted them new equity awards under the Oncocyte 2018 Equity Incentive Plan (“Oncocyte Equity Plan”). All Oncocyte stock option awards granted to the New Oncocyte Employees have vesting terms and conditions consistent with stock options granted to most other Oncocyte employees (see Note 3). Therefore, all of the stock options granted to the New Oncocyte Employees are for post-Merger services and will be accounted for by Oncocyte outside of the Merger (see Notes 2 and 3).

2. Significant Accounting Policies

Basis of Presentation

The accompanying Statement of Assets Acquired and Liabilities Assumed, at fair value of Insight has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for the purpose of Oncocyte’s compliance with the rules and regulations of the SEC under Rule 8-04 of Regulation S-X. Oncocyte received a waiver from the SEC to present the Statement of Assets Acquired and Liabilities Assumed in lieu of complete historical financial statements for Insight. Historical financial statements of Insight were not available or prepared because those financial statements were not considered meaningful or representative of the fair value of the assets acquired and liabilities assumed by Oncocyte in the Merger. A substantial portion of the assets acquired by Oncocyte are in-process research and development (“IPR&D”) assets, principally comprised of the DetermaIO™ Assay and the TNBC Assay, collectively referred to as the “Insight Assays”, as further discussed in Note 3. Prior to the Merger, the Insight Assays were internally developed by Insight and those development costs were expensed as research and development on Insight’s statements of operations. Furthermore, Insight had no material tangible, intangible, or other assets on its historical balance sheet. Insight’s only revenues were certain ancillary service revenues, unrelated to the Insight Assays, that were used to partially fund Insight’s prior development efforts for the Insight Assays. Therefore, the historical financial statements of Insight are not meaningful to Oncocyte’s investors or Oncocyte’s financial position, cash flows, or operations as of the Merger Date, nor are Insight’s historical financial statements reflective of the future investments and efforts Oncocyte plans to make to bring the Insight Assays to the commercial stage. The Insight Assays acquired at fair value are the substantial intangible assets that Oncocyte sought to acquire through the Merger and are therefore the main driver of the economics of the Merger and the Aggregate Merger Consideration transferred. Management believes, therefore, that the Statement of Assets Acquired and Liabilities Assumed, at fair value, on the Merger Date included in this Report is the most meaningful and relevant financial information for Oncocyte to present, rather than historical financial statements of Insight.

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Use of Estimates

The preparation of the Statement of Assets Acquired and Liabilities Assumed at fair value requires management to make estimates and assumptions that affect the reported amounts, including, but not limited to, valuation methods used, assumptions requiring the use of judgment to prepare financial projections, timing of potential commercialization of acquired in-process intangible assets, applicable discount rates, probabilities of the likelihood of multiple outcomes of certain events related to Contingent Consideration, comparable companies or transactions, determination of fair value of the assets acquired and liabilities assumed, including those relating to Contingent Consideration, useful lives, income taxes, and assessment of the realization of deferred income tax assets. Actual results may differ materially from those estimates or assumptions.

Business Combinations and Fair Value Measurements

Oncocyte accounts for business combinations, such as the Merger, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which requires the purchase consideration transferred to be measured at fair value on the acquisition date in accordance with ASC 820, Fair Value Measurement. ASC 820 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. ASC 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

●	Level 1 – Quoted prices in active markets for identical assets and liabilities.

●	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted market prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

When a part of the purchase consideration consists of shares of Oncocyte common stock, Oncocyte calculates the purchase price attributable to those shares, a Level 1 security, by determining the fair value of those shares quoted on the NYSE American as of the acquisition date. Oncocyte recognizes estimated fair values of the tangible assets and identifiable intangible assets acquired, including in-process research and development, and liabilities assumed, including any contingent consideration, as of the acquisition date. Goodwill is recognized as any amount of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in excess of the consideration transferred. ASC 805 precludes the recognition of an assembled workforce as an asset, effectively subsuming any assembled workforce value into goodwill.

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3. Merger Consideration and Purchase Price Allocation

The calculation of the Aggregate Merger Consideration, including Contingent Consideration transferred on January 31, 2020, at fair value, was as follows (in thousands, except for share and per share amounts):

Cash consideration	$7,000	(1)

Stock consideration

Shares of Oncocyte common stock issued on the Merger Date	1,915,692	(2)

Closing price per share of Oncocyte common stock on the Merger Date	$2.61

Market value of Oncocyte common stock issued	$5,000

Contingent Consideration	$11,130	(3)

Total fair value of consideration transferred on the Merger Date	$23,130

(1) The cash consideration paid on the Merger Date was $6.4 million, which was net of a $0.6 million cash holdback discussed in Note 1, recorded as a holdback liability since Oncocyte retained the cash. In accordance with ASC 805, amounts held back for general representations and warranties of the sellers are included as part of the total consideration transferred.

(2) The 229,885 Stock Holdback shares were placed in an escrow account and considered to be issued and outstanding Oncocyte common stock (Note 1). In accordance with ASC 805, amounts held back for general representations and warranties of the sellers, including escrowed shares of common stock, are included as part of the total consideration transferred.

(3) In accordance with ASC 805, Contingent Consideration, at fair value, is part of the total considered transferred on the Merger Date, as further discussed below.

Purchase price allocation

Oncocyte allocated the Aggregate Merger Consideration transferred to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the Merger Date. The fair values of the identifiable intangible assets acquired and the liabilities assumed was determined based on inputs that were unobservable and significant to the overall fair value measurement, which is also based on estimates and assumptions made by management at the time of the Merger. As such, this was classified as Level 3 fair value hierarchy measurements and disclosures in accordance with ASC 820.

The following table sets forth the allocation of the Aggregate Merger Consideration, including Contingent Consideration, transferred to Insight’s tangible and identifiable intangible assets acquired and liabilities assumed on the Merger Date, with the excess recorded as goodwill (in thousands):

Assets acquired:
Cash and cash equivalents	$36
Accounts receivable and other current assets	42
Right-of-use assets, machinery and equipment	585
Long-lived intangible assets – customer relationships	440
Acquired in-process research and development	14,650

Total identifiable assets acquired (a)	15,753

Liabilities assumed:
Accounts payable	61
Right-of-use liabilities – operating lease	495
Contingent Consideration transferred	11,130
Long-term deferred income tax liability	1,254

Total identifiable liabilities assumed (b)	12,940

Net assets acquired, excluding goodwill (a) - (b) = (c)	2,813

Total cash and stock consideration transferred (d)	12,000

Goodwill (d) - (c)	$9,187

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The valuation of identifiable intangible assets and applicable estimated useful lives are as follows (in thousands, except for useful life):

	Estimated Asset Fair Value	Useful Life (Years)
In process research and development (“IPR&D”)	$14,650	n/a
Customer relationships	440	5
	$15,090

The following is a discussion of the valuation methods and significant assumptions used to determine the fair value of Insights’ material assets and liabilities in connection with the Merger:

Acquired In-Process Research and Development and Deferred Income Tax Liability – The fair value of identifiable acquired in-process research and development (“IPR&D”) intangible assets consist of (i) $10.7 million allocated to the DetermaIO™ Assay, and (ii) $4.0 million allocated to the TNBC Assay. The identification of these intangible assets was based on consideration of historical experience and a market participant’s view further discussed below.

Oncocyte determined the estimated aggregate fair value of the Insight Assays using the Multi-Period Excess Earnings Method (“MPEEM”) under the income approach. MPEEM calculates the economic benefits by determining the income attributable to an intangible asset after the returns are subtracted for contributory assets such as working capital, assembled workforce, and fixed assets. The resulting after-tax net earnings are discounted at a rate commensurate with the risk inherent in the economic benefit projections of the assets.

To calculate fair value of the Insight Assays under MPEEM, Oncocyte used probability-weighted, projected cash flows discounted at a rate considered appropriate given the significant inherent risks associated with similar assets. Cash flows were calculated based on projections of revenues and expenses related to each respective asset and were assumed to extend through a multi-year projection period. Revenues from commercialization of the Insight Assays were based on the estimated market potential for the indication of each asset. The expected cash flows from the Insight Assays were then discounted to present value using a weighted-average cost of capital for companies with profiles substantially similar to that of Oncocyte and the risk inherent in the economic benefit projections of similar assets, which Oncocyte believes represents the rate that market participants would use to value those assets. The discount rate used to value the Insight Assays was approximately 35%. The projected cash flows were based on significant assumptions, including the time and resources needed to complete development of the asset, timing and reimbursement rates from CMS and other regulatory approvals to market the asset as applicable, estimates of number of tests performed, revenue and operating profit expected to be generated by the asset, the expected economic life of the asset, market penetration and competition, and risks associated with achieving commercialization, including delay or failure to obtain CMS and any required regulatory approval, failure of clinical trials, and intellectual property litigation.

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In accordance with ASC 350, Intangibles – Goodwill and Other, IPR&D assets are considered to be indefinite-lived intangible assets until the completion or abandonment of the associated research and development (“R&D”) efforts. Once the R&D efforts are completed or abandoned, the IPR&D will either be amortized over the asset life as a finite-lived intangible asset or will be treated as impaired. In accordance with ASC 350, goodwill and acquired IPR&D assets are determined to have indefinite lives and, therefore, are not amortized. Instead, they are tested for impairment at least annually and between annual tests if Oncocyte becomes aware of an event or a change in circumstances that would indicate the asset may be impaired.

Because the IPR&D (prior to completion or abandonment of the R&D) is considered an indefinite-lived asset for accounting purposes but is not recognized for tax purposes, the fair value of the IPR&D on the acquisition date generates a deferred income tax liability (“DTL”) in accordance with ASC 740, Income Taxes. This DTL is computed using the fair value of the IPR&D assets on the acquisition date multiplied by Oncocyte’s federal and state effective income tax rates. While this DTL would reverse on impairment or sale or commencement of amortization of the related intangible assets, ASC 740 allows Oncocyte to treat acquired available deferred tax assets (“DTAs”), such as Insight’s net operating loss carryfowards (“NOLs”) (subject to the annual limitation under Section 382 of the Internal Revenue Code) as available DTAs to offset against the DTLs, as the DTLs are expected to reverse within the NOL carryforward period. Any excess DTAs over those DTLs would be assessed for a valuation allowance in accordance with ASC 740. This accounting treatment is acceptable if, at the time of the acquisition, Oncocyte can both reasonably estimate a timeline to commercialization and the economic useful life of the IPR&D assets upon commercialization, which will be amortized during the carryforward period of the offsetting DTAs. On the Merger Date, Oncocyte estimated and recorded a net DTL of $1.3 million after offsetting the acquired available NOLs with the IPR&D generated DTLs.

Customer relationships – Insight provided a range of molecular diagnostic services to its pharmaceutical customers (referred to as “pharma services”) including testing for biomarker discovery, assay design and development, clinical trial support and a broad spectrum of biomarker tests in its CLIA-certified laboratory. None of the pharma services are related to the Insight Assays which are in development. The customer relationships are considered separate long-lived intangible assets under ASC 805. These intangible assets were also valued primarily using the MPEEM discussed above, and will be amortized over their useful life, estimated to be 5 years based on the net income that can be expected from these relationships in future years and based on observed historical trends. The resulting cash flows were discounted to the valuation date based on a rate of return that recognizes a lower level of risk associated with these assets as compared to the Insight Assays discussed above. As of the Merger Date, there were no uncompleted performance obligations by Insight under any of its pharma services contracts, therefore no deferred revenues were assumed.

Customer relationships generate similar DTLs to IPR&D above as Oncocyte records this asset for accounting purposes but not for tax purposes; accordingly, Oncocyte has offset all the acquired DTLs associated with the customer relationships with available acquired NOLs and included in the amount recorded discussed above.

Right-of-use assets and liabilities, machinery and equipment – Insight is a lessee under a certain operating lease with a third-party lessor for its facilities, including its laboratory, in Nashville, Tennessee (the “Nashville Lease”). In April 2019, the Nashville lease was renewed by Insight for a five-year term and is classified as an operating lease under ASC 842, Leases. In accordance with ASC 805, when a company acquired in a business combination is a lessee, the acquirer initially measures the lease liability and the right-of-use asset for an acquired operating lease as if the lease is new at the acquisition date. In other words, the lease liability is measured at the present value of the remaining lease payments as of the acquisition date and the right-of-use asset is generally measured at an amount equal to the lease liability, adjusted for favorable or unfavorable terms of the lease when compared with market terms. Since the Nashville Lease was renewed by Insight in proximity to the Merger Date, the terms of the Nashville Lease were considered by Oncocyte to be market terms at the Merger Date. Accordingly, Oncocyte measured the net present value of the remaining contractual Nashville Lease payments as of the Merger Date using an incremental borrowing rate consistent with Oncocyte’s other operating leases and recorded a right-of-use liability and a corresponding right-of-use asset of $0.5 million. The remaining $0.1 million was for certain laboratory machinery and equipment approximating fair value as of the Merger Date.

Contingent consideration liabilities – ASC 805 requires that contingent consideration be estimated and recorded at fair value as of the acquisition date as part of the total consideration transferred. Contingent consideration is an obligation of the acquirer to transfer additional assets or equity interests to the selling shareholders in the future if certain future events occur or conditions are met, such as the attainment of product development milestones. Contingent consideration also includes additional future payments to selling shareholders based on achievement of components of earnings, such as “earn-out” provisions or percentage of future revenues, including royalties paid to the selling shareholders based on a percentage of revenues generated from the Insight Assays (see Note 2) and Insight pharma services over their respective useful lives. Accordingly, Oncocyte determined there are two types of contingent consideration in connection with the Merger, the Milestone Contingent Consideration and the Royalty Contingent Consideration discussed below, which are collectively referred to as the “Contingent Consideration”.

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There are three milestones comprising the Milestone Contingent Consideration, collectively referred to as the Milestones, in connection with the Insight Merger which Oncocyte valued and recorded as part of Contingent Consideration as of the Merger Date (see table below), which consist of (i) a payment for clinical trial completion and related data publication (“Milestone 1”), (ii) a payment for an affirmative final local coverage determination from CMS for a specified lung cancer test (“Milestone 2”), and (iii) a payment for achieving specified CMS reimbursement milestones (“Milestone 3”). If achieved, any respective Milestone will be paid at the contractual value shown below in the form of cash or shares of Oncocyte common stock, at Oncocyte’s sole discretion. There can be no assurance that any of the Milestones will be achieved.

There are two separate components of the Royalty Contingent Consideration, collectively referred to as the Royalty Payments, in connection with the Merger which Oncocyte valued and recorded as part of Contingent Consideration as of the Merger Date (see table below). Royalty Payments consist of (i) revenue share payments based on percentage of future sales generated from the Insight Assays (“Royalty 1”), and (ii) revenue share payments based on percentage of future sales generated from current Insight pharma service offerings, as defined in the Merger Agreement (“Royalty 2”). There can be no assurance that any revenues on which the Royalty Payments are based will be generated from the Insight Assays or pharma service offerings, as defined in the Merger Agreement.

The following table shows the Merger Date contractual payment amounts, as applicable, and the corresponding fair value of each respective Contingent Consideration liability (in thousands):

	Contractual value	Fair value
Milestone 1	$1,500	$1,340
Milestone 2	3,000	1,830
Milestone 3 (a)	1,500	770
Royalty 1 (b)	n/a	5,980
Royalty 2 (b)	n/a	1,210
Total	$6,000	$11,130

(a)	Indicates the maximum payable if the Milestone achieved.
(b)	Royalty Payments are based on a percentage of future revenues of the Insight Assays and pharma services over their respective useful lives, as defined, accordingly, there is no fixed contractual value for the Royalty Contingent Consideration.

The fair value of the Milestone Contingent Consideration was determined using a scenario analysis valuation method which incorporates Oncocyte’s assumptions with respect to the likelihood of achievement of the Milestones, credit risk, timing of the Milestone Contingent Consideration payments and a risk-adjusted discount rate to estimate the present value of the expected payments. The discount rate was estimated at approximately 12% after adjustment for probability of achievement of the Milestones. No Milestone Contingent Consideration will be paid with respect to a particular Milestone unless and until the Milestone is achieved. Since the Milestone Contingent Consideration payments are based on nonfinancial, binary events, management believes the use of the scenario analysis method is appropriate. The fair value of each Milestone after the Merger Date will be reassessed by Oncocyte as changes in circumstances and conditions occur, with the subsequent change in fair value recorded in Oncocyte’s consolidated statements of operations.

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The fair value of the Royalty Contingent Consideration was determined using a single scenario analysis method to value the Royalty Payments. The single scenario method incorporates Oncocyte’s assumptions with respect to specified future revenues generated from the Insight Assays and current Insight pharma services over their respective useful lives, credit risk, and a risk-adjusted discount rate to estimate the present value of the expected royalty payments. The credit and risk-adjusted discount rate was estimated at approximately 47%. Since the Royalty Contingent Consideration payments are based on future revenues and linear payouts, management believes the use of the single scenario method is appropriate.

The fair value of the Contingent Consideration after the Merger Date will be reassessed by Oncocyte as changes in circumstances and conditions occur, with the subsequent change in fair value recorded in Oncocyte’s consolidated statements of operations.

Contingent consideration is not deductible for tax purposes, even if paid, therefore, no deferred tax assets related to the Contingent Consideration were recorded.

Goodwill – Goodwill, which includes the value of the assembled workforce (see Note 1), is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed, including Contingent Consideration. Goodwill also includes the $1.3 million of net deferred tax liabilities recorded principally related to the Insight Assays and customer relationships discussed above. Goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.

Goodwill and identifiable intangible assets may not be amortizable or deductible for tax purposes since these assets are not recognized for tax purposes.

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